Exhibit 23.1

Consent of Independent Accounting Firm

We consent to the incorporation of our report with respect to the financial statements of PRL Developpement, S.A.S. as of and for the year ended December 31, 2007, which appear in this Annual Report on Form 10-K/A of FirstCity Financial Corporation.

Bertrand MIQUEL

CAPROGEC AUDIT, SA

Paris, France
June 30, 2008